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                                                           Contact: Sharon Sweet
                                                                  (212) 885-0403


                      MANVILLE ANNOUNCES RIVERWOOD SALE
                         AND PROFIT SHARING EXCHANGE

Denver, Colo. (October 26, 1995) -- Manville Corporation (NYSE: MVL) announced that its 81.3 percent owned subsidiary, Riverwood International Corporation (NYSE: RVW), has entered into a definitive merger agreement providing for the acquisition of Riverwood by a group including funds managed by Clayton, Dubilier & Rice, Inc. and Brown Brothers Harriman & Co. and senior management of Riverwood. Based on the merger price of $20.25 per share of Riverwood common stock, Manville would receive gross proceeds from the merger of approximately $1.081 billion for its Riverwood investment.

Manville and Manville Personal Injury Settlement Trust also announced that they have agreed to a transaction in which the Trust would exchange its right to receive annually 20 percent of Manville's adjusted net earnings for Manville common stock representing 20 percent of the common stock of Manville assuming exercise of all outstanding options and warrants and after giving effect to the exchange. If the exchange were to occur today, approximately 32.6 million shares of common stock would be issued to the Trust, resulting in an approximately $400 million pretax extraordinary loss based on yesterday's closing price of Manville common stock. This loss will be recognized upon the closing of the transaction.

Manville Chairman Tom Stephens said, "Our evaluation of strategic alternatives for Riverwood has resulted in the realization of significant value for the shareholders of Manville and Riverwood. In addition, the profit sharing exchange removes the last unique Manville obligation resulting from our bankruptcy. Now our balance sheet is normal, and the Trust becomes merely a large shareholder of Manville. The Riverwood transaction will also allow us to sharpen our focus on our remaining core building products business -- Schuller International."


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Manville has agreed to vote its Riverwood shares for the merger, subject to, among other things, approval by the stockholders of Manville of the disposition of its Riverwood investment, receipt of necessary consents from Manville Personal Injury Settlement Trust and the satisfaction of certain of the conditions to the exchange and the dividend described below.

The merger is subject to approval by the holders of a majority of the outstanding shares of Riverwood common stock. The merger is also subject to the receipt of all necessary financing, termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as well as the receipt of other regulatory approvals, and other customary conditions. The entity formed by the acquisition group to acquire Riverwood has received commitments from The Clayton, Dubilier & Rice Private Equity Fund V Limited Partnership and Brown Brothers Harriman & Co. for $275 million of the $750 million of equity financing necessary to consummate the merger. In addition, the acquiring entity has received commitments from Chemical Bank and Chemical Securities Inc. to provide $1.55 billion of debt financing, and a letter from Chemical Securities Inc. expressing a high degree of confidence in its ability to place an additional $650 million of debt financing. It is anticipated that an aggregate of approximately $2 billion of debt financing will be necessary to consummate the proposed transaction.

It is contemplated that the profit sharing exchange would take place in connection with a pro rata dividend to all stockholders of the net proceeds to Manville from the merger. Under the exchange agreement, before paying any dividend, Manville may elect to apply a portion of the proceeds of the merger to the redemption of all or part of its outstanding Cumulative Preference Stock, Series B, having an aggregate liquidation preference of approximately $231 million plus accrued dividends, and its outstanding $26 million of Nine Percent Sinking Fund Debentures. Approximately $261 million would be necessary to redeem such Preference Stock and Debentures. The exchange is subject to a number of conditions, including bankruptcy court approval and the declaration of the dividend, and there can be no assurance that the transactions contemplated thereby will be consummated.

Manville and Riverwood are being advised on the sale by J.P. Morgan and Goldman, Sachs & Co.


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Manville Corporation is a holding company with two principal subsidiaries -- wholly owned Schuller International Group, Inc. and 81.3-percent owned Riverwood International Corporation. Products sold by Schuller International include insulation for buildings and equipment, commercial and industrial roofing systems, high-efficiency air filtration media, and nonwoven mats used as reinforcements in building and industrial applications. Riverwood International is a global paperboard, packaging and packaging machinery company. Founded in 1858, Manville Corporation and its subsidiaries employ approximately 14,000 people at more tha 50 locations worldwide. Manville and its subsidiaries had approximately $3.8 billion in assets as of December 31, 1994.

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